Exhibit 99.2

[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L   G R O U P,   I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS PLANNED RETIREMENT OF CFO LAWRENCE E. WHITE

LEBANON, Tenn. – September 18, 2007 -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) and its Board of Directors announced today that Lawrence E. White will retire as Senior Vice President and Chief Financial Officer, effective February 1, 2008, and that a search would immediately begin for a successor.

“I am extremely proud of our accomplishments during the past several years and especially of Larry's contributions,” said Michael A. Woodhouse, Chairman and Chief Executive Officer.  “We are very fortunate to have had him on the CBRL team while we went through our turnaround and most recently, through our very successful recapitalization initiatives and divestiture of our Logan’s Roadhouse business last year.  He will definitely be missed.  We are launching a nationwide search for a successor and expect to have someone on board by the time Larry retires.”  The Company noted that it has an 18-month consulting arrangement with White in order to ensure a smooth transition.

White, 57, said, “In my eight years here, this company and its executive team have consistently delivered on the vision Mike set forth when he became COO and subsequently, Chairman and CEO.  We have a superb brand, a powerful position nationally and in our 41-state region and solid management teams in both the finance and the senior executive leadership.  I wish Mike and the senior management team all the best in achieving new heights as they continue our mission of “Pleasing People.”  I am also pleased to offer my continuing assistance through the transition, but I am looking forward to starting this new chapter in my life.”

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 564 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

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